Exhibit 99.4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

September 24, 2021

Morgan Stanley Portfolios, Series 53

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Fl

New York, New York 10286

Re:    Morgan Stanley Portfolios, Series 53

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-259596 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By: /s/ MICHAEL B. WEINER

Executive Director